Exhibit 107

Calculation of Filing Fee Tables

FORM S-8
(Form Type)

TRIPADVISOR, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rate	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee[(4)
Equity	Common Stock, $0.001 par value per share	Rule 457(c) and Rule 457(h)	12,000,000	$18.48	$221,760,000	0.00011020	$24,437.95
Total Offering Amounts					$221,760,000		$24,437.95
Total Fee Offsets							–
Net Fee Due							$24,437.95
(1)
Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 registers the issuance of an additional 12,000,000 shares of common stock of Tripadvisor, Inc., par value $0.001 per share (the “Common Stock”), issuable under the Tripadvisor, Inc. 2023 Stock and Annual Incentive Plan (the “2023 Plan”).
(2)
Pursuant to Rule 416(a) of the Securities Act, the number of shares of Common Stock being registered shall be adjusted to include any additional shares of Common Stock that may from time to time be offered or become issuable under the 2023 Plan in connection with, or as a result of, stock splits, stock dividends or similar transactions, which result in an increase in the number of outstanding shares of Common Stock.
(3)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, based upon the average of the high and low sales prices of shares of Common Stock, as reported on The Nasdaq Global Select Market on August 1, 2023.
(4)
Rounded up to the nearest cent.